SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2007

You are cordially invited to attend the annual meeting of stockholders of Highwoods Properties, Inc. to be held on Friday, May 18, 2007, at 11:00 a.m., at the Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina 27612. The principal purpose of this meeting is to elect three directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 and transact such other business as may properly come before such meeting or any adjournments.

Only stockholders of record at the close of business on Friday, March 9, 2007, will be entitled to vote at the meeting or any adjournments.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage is necessary if the proxy is mailed in the United States. Alternatively, you may vote over the Internet or by telephone by following the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY D. MILLER Vice President, General Counsel and Secretary

HIGHWOODS PROPERTIES, INC.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2007

This proxy statement is being furnished to stockholders of Highwoods Properties, Inc. in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Friday, May 18, 2007, at 11:00 a.m., at the Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina 27612. The purposes of the meeting are set forth in the notice of meeting. This solicitation is made on behalf of our Board of Directors.

Holders of record of shares of our common stock as of the close of business on the record date, Friday, March 9, 2007, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 56,726,646 shares of common stock issued and outstanding.

This proxy statement, the form of proxy and the 2006 Annual Report were mailed to stockholders commencing on or about April 13, 2007.

Proposal One, the election of directors, requires the vote of a plurality of all of the votes cast at the meeting, provided that a quorum is present. Proposal Two, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007, requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on either proposal, although they will count toward the presence of a quorum.

Shares represented by proxies in the form enclosed, if such proxies are properly executed, returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments. You may vote by mail, by telephone (toll-free), over the Internet or in person at the meeting.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed stamped envelope. No postage is necessary if the proxy is mailed in the United States. Instructions for voting by using a toll-free telephone number or over the Internet can be found on your proxy card. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our directors are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. The Board of Directors currently consists of nine members. The terms of office for Edward J. Fritsch, Lawrence S. Kaplan and F. William Vandiver, Jr. will expire at this meeting. Effective as of the date of the meeting, Mr. Vandiver will retire from the Board of Directors and the size of the Board will be reduced from nine to eight. Messrs. Fritsch and Kaplan have been nominated for election at the meeting as directors to hold office until the 2010 annual meeting of stockholders and until their successors are elected and qualified. Sherry A. Kellett, whose term is currently scheduled to expire at the 2008 annual meeting, has been nominated for election at the meeting as a director to hold office until the 2010 annual meeting of stockholders and until her successor is elected and qualified. The Board of Directors recommends a vote FOR each of the nominees as directors to hold office until the expiration of the term for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the Board.

Nominees for Election to Term Expiring 2010

Edward J. Fritsch, 48, has been a director since January 2001. Mr. Fritsch became our Chief Executive Officer in July 2004 and our president in December 2003. Prior to that, Mr. Fritsch was our chief operating officer from January 1998 to July 2004 and was a vice president and secretary from June 1994 to January 1998. Mr. Fritsch joined our predecessor in 1982 and was a partner of that entity at the time of our initial public offering in June 1994. Mr. Fritsch is Chairman of the University of North Carolina’s Board of Visitors and also serves on the Board of Trustees of St. Timothy’s Episcopal School and the Board of Directors of the Triangle Chapter of the YMCA.

Lawrence S. Kaplan, 64, has been a director since November 2000. Mr. Kaplan is a certified public accountant and retired in 2000 as a partner from Ernst & Young LLP where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a director of Maguire Properties, Inc., a publicly traded office REIT based in California, and Feldman Mall Properties, Inc., a publicly traded mall REIT based in Arizona.

Sherry A. Kellett, 62, has been a director since November 2005. Ms. Kellett is a certified public accountant. Ms. Kellett served as corporate controller of BB&T Corporation from 1995 until her retirement in August 2003. Ms. Kellett had served as corporate controller of Southern National Corporation from 1991 until 1995 when it merged with BB&T Corporation.

Ms. Kellett previously served in several positions at Arthur Andersen & Co. Ms. Kellett is a director of Medical Properties Trust, Inc., a publicly traded medical office REIT based in Alabama, and MidCountry Financial Corp., a private financial services holding company based in Macon, GA. Ms. Kellett’s term is currently scheduled to expire at the 2008 annual meeting, but the Board of Directors, upon the recommendation of our compensation and governance committee, has nominated Ms. Kellett for election at the meeting as a director to hold office until the 2010 annual meeting of stockholders and until her successor is elected and qualified.

Incumbent Directors—Term Expiring 2007

F. William Vandiver, Jr., 65, has been a director since July 2002. Mr. Vandiver served as corporate risk management executive at Bank of America Corporation from 1998 until his retirement in 2002. Mr. Vandiver is Chairman of the Board of Trustees of Queens University of Charlotte. He also serves on the President’s Advisory Council of Clemson University, the Board of Trustees of Presbyterian Hospital in Charlotte and the Board of Directors of General Parts International, Inc. and as a Senior Advisor to McColl Partners. Mr. Vandiver will retire from the Board of Directors effective as of the date of the meeting.

Incumbent Directors—Term Expiring 2008

Thomas W. Adler, 66, has been a director since June 1994. Mr. Adler is chairman of PSF Management Co. in Cleveland, Ohio. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the boards of governors of the American Society of Real Estate Counselors and the National Association of Real Estate Investment Trusts. He is a past national president of the Society of Industrial and Office Realtors. Mr. Adler is currently active in the Urban Land Institute.

Kay N. Callison, 63, has been a director since our merger with J.C. Nichols Company in July 1998. Ms. Callison had served as a director of J.C. Nichols Company since 1982. Ms. Callison is active in charitable activities in the Kansas City metropolitan area.

Incumbent Directors—Term Expiring 2009

Gene H. Anderson, 61, has been a director and senior vice president since our combination with Anderson Properties, Inc. in February 1997, and in July 2006 became Executive Vice President of Highwoods Development, LLC, a taxable subsidiary formed to pursue the development of office and industrial properties for existing customers, such as the GSA, in core and non-core markets. Additionally, Mr. Anderson oversees our Atlanta and Triad operations. Mr. Anderson served as president of Anderson Properties, Inc. from 1978 to February 1997. Mr. Anderson was past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a national board member of the National Association of Industrial and Office Properties.

L. Glenn Orr, Jr., 66, has been a director since February 1995. Mr. Orr has been president and chief executive officer of Orr Holdings since 2006. Mr. Orr had served as president and chief executive officer of The Orr Group from 1995 to 2006. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with BB&T Corporation in 1995. He previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. Mr. Orr is a member of the boards of directors of Medical Properties Trust, Inc., a publicly traded medical office REIT based in Alabama, General Parts International, Inc., Village Tavern, Inc. and Broyhill Management Fund, and he is chairman of the Wake Forest University board of trustees.

O. Temple Sloan, Jr., 68, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is chairman and chief executive officer of General Parts International, Inc. He is also the lead outside director of Bank of America Corporation and is a director of Lowe’s Companies, Inc.

CORPORATE GOVERNANCE

Director Independence

Under New York Stock Exchange rules, at least a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors has determined that Messrs. Adler, Kaplan, Orr, Sloan and Vandiver and Mses. Callison and Kellett each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In addition, none of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that all of these directors, or more than three-fourths of the Board, are independent.

Board Meetings and Committees; Annual Meeting Attendance

The Board of Directors held five in-person meetings and one conference call in 2006. At each in-person meeting of the Board of Directors, our independent directors meet in executive session without the presence of any current or former members of management. The Chairman of the Board of Directors (or, in the Chairman’s absence, another independent director designated by the Chairman) has been appointed to preside over such executive sessions. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served. The Board of Directors encourages its members to attend each annual meeting of stockholders. All but one of the directors attended our last annual meeting, which was held on August 3, 2006.

Compensation and Governance Committee

Our compensation and governance committee currently consists of Messrs. Orr and Sloan and Ms. Callison. Mr. Orr serves as chairman of the compensation and governance committee. Each member is an independent director.

The compensation and governance committee determines compensation for our executive officers and implements our non-equity and equity incentive plans. The committee also makes recommendations concerning board member qualification standards, director nominees, board responsibilities and compensation, board access to management and independent advisors and management succession. On an annual basis, the compensation and governance committee assesses the appropriate skills and characteristics of existing and new board members. This assessment includes consideration as to the members’ independence, diversity, age, skills and experience in the context of the needs of the Board. The same criteria are used by the compensation and governance committee in evaluating nominees for directorship. See also “—Director Qualifications, Nominations and Evaluations.” The “Investor Relations/Governance Documents” section of our website includes an online version of our compensation and governance committee charter. Our website is located at www.highwoods.com.

During 2006, the compensation and governance committee held four in-person meetings.

Director Qualifications, Nominations and Evaluations.    In making any nominee recommendations to the Board, the compensation and governance committee will typically consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the Chairman of the Compensation and Governance Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The compensation and governance committee may, in its sole discretion, reject any such recommendation for any reason.

It is the sense of the Board of Directors that directors who change the responsibilities and/or positions they held when they were elected should volunteer to resign from the Board of Directors. However, the Board of Directors does not believe that in every instance directors who retire or change from the positions they held when they were elected to the Board of Directors should necessarily leave the Board. There should, however, be an opportunity for the Board of Directors through the compensation and governance committee to review the continued appropriateness of director membership under the circumstances. The Board of Directors also believes that it is in our best interests that a director offer to resign as of the end of the three-year term after such director’s 70th birthday. Upon receipt of any such offer to resign, the compensation and governance committee will evaluate whether to accept such offer at its next regularly-scheduled meeting and provide its recommendation to the full Board of Directors, together with its recommendation for a potential replacement, if applicable. The Board of Directors further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than four other public company boards of directors while serving on our Board.

The Board of Directors conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the compensation and governance committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. This is discussed with the full Board following the end of each fiscal year. The assessment focuses on the Board’s contribution to our overall success and specifically focuses on areas in which the Board believes that its performance could improve.

For information about our stock ownership guidelines, see “—Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Stock Ownership Guidelines.”

Compensation and Governance Committee Interlocks and Insider Participation.    None of the members of our compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each was and is an independent director. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation and governance committee.

Compensation and Governance Committee Report.    The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis included herein with our management. Based on such review and discussions, the compensation and governance committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation and Governance Committee

Kay N. Callison	L. Glenn Orr, Jr. (chair)	O. Temple Sloan, Jr.

Audit Committee

Our audit committee currently consists of Messrs. Kaplan and Vandiver and Ms. Kellett. Upon Mr. Vandiver’s retirement as a director effective as of the date of the meeting, Mr. Orr will join the audit committee. Mr. Kaplan serves as chairman of the audit committee. Each of the foregoing directors is an independent director and none has accepted any consulting, advisory or other compensatory fee from us other than as set forth below under “Compensation of Directors and Executive Officers – Director Compensation in 2006.” Further, the Board has determined that each of the foregoing directors is financially literate and at least two members, Mr. Kaplan and Ms. Kellett, both of whom are certified public accountants, are financial experts.

The audit committee approves the engagement of our independent registered public accounting firm, reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financing reporting. The “Investor Relations/Governance Documents” section of our website includes an online version of the audit committee charter.

During 2006, the audit committee held four in-person meetings and nine conference calls.

Audit Committee Report.    The audit committee oversees the financial reporting process on behalf of the Board of Directors. Management is responsible for our financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing opinions on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, on the effectiveness of our internal control over financial reporting and on management’s assessment of the effectiveness of our internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2006 and the reports on the effectiveness of our internal control over financial reporting as of December 31, 2006 contained in our 2006 Annual Report, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and our independent registered public accounting firm the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in our 2006 Annual Report.

In addition, the audit committee received written disclosures from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent registered public accounting firm that firm’s independence from management and us and considered the compatibility of non-audit services with that firm’s independence.

In reliance on the reviews and discussions referred to above, prior to the filing of our 2006 Annual Report with the SEC, the audit committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in such Annual Report.

Audit Committee

Lawrence S. Kaplan (chair)	Sherry A. Kellett	F. William Vandiver, Jr.

Investment Committee

Our investment committee currently consists of Messrs. Adler, Anderson, Fritsch and Sloan. The investment committee oversees the acquisition, new development, redevelopment and asset disposition process. The investment committee, which held 28 conference calls in 2006, generally meets on call to review new opportunities and to make recommendations to the Board of Directors concerning such opportunities.

Executive Committee

Our executive committee currently consists of Messrs. Adler, Orr, Sloan and Vandiver. Mr. Fritsch, as our Chief Executive Officer, serves as an ex-officio member of the committee. Upon Mr. Vandiver’s retirement as a director effective as of the date of the meeting, the size of the executive committee will be reduced from five to four (including the ex-officio member of the committee). The executive committee meets on call by the Chairman of the Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors. Each member (other than the Chief Executive Officer) is independent. During 2006, the executive committee held four in-person meetings and 19 conference calls.

Other Stockholder Information

The Board of Directors, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have adopted corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We have also adopted a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website.

The Board of Directors has also established a process for interested parties, including employees and stockholders, to communicate directly with the independent directors. Written communications may be addressed to the Chairman of the Board of Directors, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

The audit committee has adopted a process for interested parties, including employees and stockholders, to send communications to the audit committee with concerns or complaints concerning our regulatory compliance, accounting, audit or internal controls issues. Written communications may be addressed to the Chairman of the Audit Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

The “Investor Relations/Governance Documents” section of our website includes online versions of our corporate governance guidelines, code of business conduct and ethics, code of ethics for our Chief Executive Officer and senior financial officers, audit committee charter and compensation and governance committee charter. This information is also available in print to any stockholder who requests it by writing Investor Relations, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

During 2006, we filed unqualified Section 303A certifications with the New York Stock Exchange. We have also filed the Chief Executive Officer and Chief Financial Officer certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 as exhibits to our 2006 Annual Report.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Guidelines.    Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Corporate Executive Officers	5x Base Salary
Regional Managers	3x Base Salary
Divisional Vice Presidents and Other Officers	2x Base Salary
Directors	3x Base Annual Retainer

Shares of common stock acquired through our employee stock purchase plan or otherwise, operating partnership units and shares of restricted stock issued pursuant to our equity incentive plans all count toward the suggested stock ownership guidelines. The compensation and governance committee believes that all participants should satisfy the guidelines by the later of April 26, 2008 or three years from the original date of employment or election as a director, as applicable.

Beneficial Ownership Table.    The following table sets forth the beneficial ownership of our common stock as of December 31, 2006 for each person or group known to us to be holding more than 5% of our common stock, each person currently serving as a director, each Named Executive Officer (as defined below) and our directors and executive officers as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares currently issuable upon redemption of units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares (1)
O. Temple Sloan, Jr.	586.561	1.0%
Edward J. Fritsch	897,973	1.6%
Michael E. Harris	343,305	*
Terry L. Stevens	104,980	*
Mack D. Pridgen, III (2)	380,562	*
Gene H. Anderson	1,078,005	1.9%
Thomas W. Adler	101,664	*
Kay N. Callison	547,649	1.0%
Lawrence S. Kaplan	23,890	*
Sherry A. Kellett	3,550	*
L. Glenn Orr, Jr.	43,310	*
F. William Vandiver, Jr.	13,500	*
AEW Capital Management, L.P. (3)	3,802,821	6.8%
Barclays Global Investors, NA (4)	3,581,870	6.4%
Cohen & Steers, Inc. (5)	3,535,600	6.3%
ING Groep N.V. (6)	5,989,164	10.7%
The Vanguard Group, Inc. (7)	2,814,144	5.0%
All executive officers and directors as a group (14 persons)	4,342,511	7.3%

*	Less than 1%

(1)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units, stock options or warrants held by other persons are exchanged for shares of common stock.

(2)	Mr. Pridgen’s last day of employment with us was March 16, 2007.

(3)	AEW Capital Management, L.P. is located at World Trade Center East, Two Seaport Lane, Boston, MA 02110-2021. Information obtained from Schedule 13G filed with the SEC.

(4)	Barclays Global Investors, NA is located at 45 Fremont Street, San Francisco, CA 94105. Information obtained from Schedule 13G filed with the SEC.

(5)	Cohen & Steers, Inc. is located at 280 Park Avenue, 10th Floor, New York, New York 10017. Information obtained from Schedule 13G filed with the SEC.

(6)	ING Groep N.V. is located at Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. Information obtained from Schedule 13G filed with the SEC. To ensure that such holder and its affiliates do not violate the 9.8% ownership limit under our charter, the executive committee of the Board of Directors has agreed, subject to limitations, to permit such holder and its affiliates to acquire up to an aggregate of 12.0% of our outstanding common stock without further Board approval.

(7)	The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355. Information obtained from Schedule 13G filed with the SEC.

Equity Compensation Plans.    The following table provides information as of December 31, 2006 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)	2,975,071	$24.67	1,481,864
Equity Compensation Plans Not Approved by Stockholders (2)	—	—	138,795

(1)	Consists of the Amended and Restated Stock Option Plan, under which the compensation and governance committee generally grants stock options and restricted stock, and has the ability to grant phantom stock and stock appreciation rights, to our employees, officers and directors.

(2)	Consists of the 2000 Employee Stock Purchase Plan, under which all employees may contribute up to 25% of their compensation to acquire shares of our common stock at a 15% discount.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer is required to file with the SEC, by a specified date, reports regarding his or her transactions involving our common stock. To our knowledge, based solely on the information furnished to us and written representations that no other reports were required, our current directors and executive officers complied with all such filing requirements during 2006, except that: Messrs. Kaplan, Sloan, Stevens and Vandiver each reported late one phantom stock acquisition; Messrs. Anderson, Beale, Harris, Pridgen, Reames and Stevens each reported late one stock option grant; Messrs. Fritsch, Harris, Orr, Reames and Sloan each reported late the tolling of the expiration date of certain stock options; Mr. Anderson reported late the tender of a portion of a restricted stock award to us in satisfaction of his tax liabilities; Ms. Kellett failed to file timely one acquisition of common stock; and Ms. Callison reported late gifts of common stock held by a trust for which Ms. Callison disclaims beneficial ownership.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following sets forth a discussion and analysis of the compensation of our principal executive officer, our principal financial officer and the next three most highly compensated executive officers during 2006, which we collectively refer to as the “Named Executive Officers”:

Edward J. Fritsch	President and Chief Executive Officer
Michael E. Harris	Executive Vice President and Chief Operating Officer
Terry L. Stevens	Vice President and Chief Financial Officer
Mack D. Pridgen, III (1)	Vice President, General Counsel and Secretary
Gene H. Anderson	Senior Vice President

(1)	Mr. Pridgen’s last day of employment with us was March 16, 2007.

Compensation Decision-Making.    Our compensation and governance committee generally sets our compensation philosophy and makes specific compensation decisions with respect to our Named Executive Officers. Our compensation and governance committee currently consists of Messrs. Orr and Sloan and Ms. Callison. Mr. Orr serves as chairman of the committee. Each member is an independent director. For additional information about our compensation and governance committee, see “Corporate Governance—Compensation and Governance Committee.” Actual compensation decisions with respect to Mr. Fritsch are made solely by the committee. Actual compensation decisions with respect to our other Named Executive Officers are made by the committee after receiving input from Mr. Fritsch. Named Executive Officers do not recommend or determine any element or component of their own pay package or total compensation amount.

Our current executive compensation program is based upon extensive input from Mercer Human Resource Consulting, which the compensation and governance committee retained in 1999, 2004 and 2007 to review our existing compensation philosophy and suggest design changes based on recent trends and developments impacting executive officer compensation and its best practices knowledge. Based on a review recently conducted by Mercer, we believe that overall compensation in 2006 for our Named Executive Officers was in the 25th to 50th percentile of our peer group (which is described below).

Amounts earned in 2006 from incentive awards granted prior to 2006 generally were not considered in setting compensation elements for 2006.

Other than Mr. Harris, none of our Named Executive Officers has an employment agreement with us. We entered into a three-year employment contract with Mr. Harris on July 1, 2004. The contract is thereafter extended automatically for additional three-year periods unless we give notice to Mr. Harris during the 60-day period ending one year prior to expiration of the contract. Mr. Harris may terminate the contract at any time upon 30 days’ prior written notice to us. The contract provides for a minimum annual base salary of $305,000 for Mr. Harris, which may be increased by the Board of Directors.

Notwithstanding the foregoing, we have entered into new change in control contracts effective as of April 13, 2007 with Messrs. Fritsch, Harris, Stevens and Anderson that provide for payments and benefits to such officers upon certain terminations of employment or diminishing of responsibilities within 36 months from the date of a change in control. For additional information about these arrangements, see “Change in Control Arrangements” in this Compensation Discussion and Analysis and “—Post-Employment Compensation.”

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation earned under our compensation program would be exempted from the $1 million deduction limitation. The committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Compensation Objectives and Components.    Compensation for Named Executive Officers is based largely on the following principles:

•	variable compensation is a significant part of compensation with the percentage at-risk increasing at higher levels of responsibility;

•

employee stock ownership aligns the interests of Named Executive Officers and stockholders and results in Named Executive Officers sharing financially in the successes and shortcomings of our company based in part upon their position responsibility, overall impact and assessed contribution;

•

performance-based compensation focuses Named Executive Officers on critical business objectives as reflected in our Strategic Plan, controls fixed costs and aligns pay with performance through performance-leveraged incentive opportunities;

•	compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent; and

•	differences in executive compensation should reflect differing levels of responsibility and performance with our organization.

A key factor in determining levels of compensation remains the pay practices of public equity REITs with comparable revenues. As of January 1, 2007, our peer group included the following public equity REITs:

•	Brandywine Realty Trust;

•	Corporate Office Properties Trust;

•	Duke Realty Corp.;

•	Kilroy Realty Corp.;

•	Liberty Property Trust;

•	Mack-Cali Realty Corp.; and

•	Parkway Properties, Inc.

Publicly-available data from the peer group was considered in determining the proportions of base salary, bonuses, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. The data from our peer group is adjusted to take into account differences in market capitalization between the peer group companies and our company. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

Base Salary.    Base salaries for all of our employees are determined by position, which takes into consideration the scope of job responsibilities and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high quality employees. Our overall approach to setting base salaries is to create and sustain stockholder value by balancing our need to retain high-quality employees while controlling the annual growth of our general and administrative expenses. The base salaries earned by our Named Executive Officers were 3.5% higher in 2006 as compared to 2005, similar to the average increases for all of our salaried employees. In determining to increase base salaries, the compensation and governance committee considered, among other things, our planned operating budget for 2006, cost of living increases in our various divisional markets and publicly available data regarding the pay practices of other public REITs and similarly situated public companies. Base salaries are reviewed for adjustment annually and adjustments, if any, are effective in April. Individual base salaries for Messrs. Fritsch, Harris, Stevens and Anderson are 3.5% higher in 2007 as compared to 2006.

Annual Non-Equity Incentive Program.    In 2006, our Named Executive Officers participated in our annual non-equity incentive program pursuant to which they were eligible to earn cash payments (which were paid in March 2007) based on a percentage of their annual base salary in effect for December 2006. Under this component of our executive compensation program, our Named Executive Officers are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each Named Executive Officer has a target annual incentive percentage, which has generally remained consistent since 2000, ranging from 65% to 85% of base salary depending on the executive’s position. For 2006, the target annual incentive percentage was 85% for Mr. Fritsch, 75% for Messrs. Harris, Stevens and Pridgen and 65% for Mr. Anderson. In addition to considering the pay practices of our peer group in determining each Named Executive Officer’s annual incentive percentage, the committee also considers the individual officer’s ability to influence our overall performance. The more senior the position within the company, the greater the portion of compensation that varies with performance.

The actual amount a Named Executive Officer may earn under the annual non-equity incentive compensation program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between how various performance criteria compare with predetermined goals. For Messrs. Fritsch, Harris, Stevens and Pridgen, who served as corporate executives during 2006, the actual performance factor was based on the same goals and criteria applied to our performance as a whole. For Mr. Anderson, who serves as a corporate executive and is responsible for our Atlanta division, his actual performance factor is equally weighted between the performance of the Atlanta division and our performance as a whole. Participants in our annual non-equity incentive program receive quarterly statements throughout the year that illustrate our to-date performance under the varying criteria, which we believe is an important tool in keeping our employees focused on achieving these goals and delivering measurable results that create stockholder value.

The components and weighting of each year’s metrics, which are set by the compensation and governance committee prior to or near the beginning of each year as part of our budgeting and strategic planning process, are intended to closely match the operating and financial goals of our Strategic Plan and to provide our Named Executive Officers with direct “line of sight” to focus their individual efforts to the achievement of the metrics. The performance criteria for Named Executive Officers during 2006, which were equally weighted, were the following:

•	average occupancy rates relative to budgeted rates;

•	net operating income relative to budgeted amounts;

•	average payback on leases relative to a fixed goal; and

•	the dollar value weighted average lease term relative to a fixed goal.

The compensation and governance committee set threshold, target and maximum levels with respect to each of the four factors. The following table sets forth information about the metrics and actual performance factors under our annual non-equity incentive program for 2006:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Average Occupancy	99.6% of Budgeted Average Occupancy	100.1% of Budgeted Average Occupancy	101.5% of Budgeted Average Occupancy

Net Operating Income	97% of Budgeted Net Operating Income	103% of Budgeted Net Operating Income	110% of Budgeted Net Operating Income

Average Payback on Leases (1)	60 Basis Points Worse Than the Prior 3-Year Average	100.0% of Prior 3-Year Average	150 Basis Points Better Than the Prior 3-Year Average

Dollar Value Weighted Average Lease Term	Prior 3-Year Average	Prior 3-Year Average Plus 0.5 Years	Prior 3-Year Average Plus 1.5 Years

(1)	“Average payback on leases” means the ratio of the investment we make in a particular lease divided by the total cash rent receivable under the fixed term of the lease. For this factor, a lower number means improved operating performance. For purposes of calculating this actual performance factor, the compensation and governance committee from time to time approves the exclusion of leases that are executed for important business purposes but the payback of which is not representative of the leasing efforts of our personnel nor appropriate upon which to base compensation decisions.

If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a sliding scale between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2006 under the annual non-equity incentive program was the equally weighted average of the four factors. Notwithstanding the formulas described above, our compensation and governance committee has retained the discretion and flexibility to increase or decrease the actual performance factor with respect to any particular year and/or any particular officer to more appropriately reflect, in the committee’s sole judgment, actual performance, market conditions, unanticipated circumstances and other factors. The compensation and governance committee did not exercise its right to modify the actual performance factor for any of the Named Executive Officers in 2006. For 2006, the actual performance factor under the non-equity incentive program was approximately 108% for Messrs. Fritsch, Harris, Stevens and Pridgen and approximately 100% for Mr. Anderson. As a result, under the non-equity incentive program for 2006, Mr. Fritsch earned $397,089, Mr. Harris earned $264,836, Mr. Stevens earned $209,737, Mr. Pridgen earned $196,768 and Mr. Anderson earned $156,378.

The committee has adopted the following performance criteria for officers during 2007:

•	growth in core funds from operations (“FFO”) (36% weighting for corporate executives and 24% weighting for divisional officers);

•	net operating income relative to budgeted amounts (20% weighting for corporate executives and 30% weighting for divisional officers);

•	cash available for distribution (“CAD”) payout ratio (24% weighting for corporate executives and 16% weighting for divisional officers).

•	average occupancy rates relative to budgeted rates (12% weighting for corporate executives and 18% weighting for divisional officers); and

•	average payback on leases relative to a fixed goal (8% weighting for corporate executives and 12% weighting for divisional officers).

The compensation and governance committee has set threshold, target and maximum levels with respect to each of the five factors. The following table sets forth information about the metrics and actual performance factors under our annual non-equity incentive program for 2007:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Core FFO Growth	Projected Threshold Increase over Prior Year	Projected Target Increase over Prior Year	Projected Maximum Increase over Prior Year

Net Operating Income	97% of Budgeted Net Operating Income	103% of Budgeted Net Operating Income	110% of Budgeted Net Operating Income

CAD Payout Ratio	Projected Threshold Decrease over Prior Year	Projected Target Decrease over Prior Year	Projected Maximum Decrease over Prior Year

Average Occupancy	99.6% of Budgeted Average Occupancy	100.1% of Budgeted Average Occupancy	101.5% of Budgeted Average Occupancy

Average Payback on Leases (1)	60 Basis Points Worse Than the Prior 3-Year Average	100.0% of Prior 3-Year Average	150 Basis Points Better Than the Prior 3-Year Average

(1)	“Average payback on leases” means the ratio of the investment we make in a particular lease divided by the total cash rent receivable under the fixed term of the lease. For this factor, a lower number means improved operating performance. For purposes of calculating this actual performance factor, the compensation and governance committee from time to time approves the exclusion of leases that are executed for important business purposes but the payback of which is not representative of the leasing efforts of our personnel nor appropriate upon which to base compensation decisions.

It is the annual expectation of the compensation and governance committee that the estimated probability of achievement of the threshold levels is 80%, the estimated probability of achievement of the target levels is 60% and the estimated probability of achievement of the maximum levels is 20%.

Amounts Earned in 2006 for Grants in 2004 under the 1999 Shareholder Value Plan.    The 1999 Shareholder Value Plan is intended to reward our executive officers when the total shareholder returns measured by increases in the market value of common stock plus dividends exceeds a comparable index of our peers over a three-year period. A payout for this program, which is in cash or shares of common stock at the election of the officer, is determined by the percentage change in our shareholder return index compared to the composite index of our peer group. If our performance is not at least 100% of the peer group, no payout is earned. As with our annual non-equity incentive program, notwithstanding the specific payout criteria described above, our compensation and governance committee has retained the discretion and flexibility to increase or decrease the payout, if any, under the 1999 Shareholder Value Plan to more appropriately reflect, in the committee’s sole judgment, actual performance, market conditions, unanticipated circumstances, absolute performance of our common stock and other factors. No new grants have been made under the 1999 Shareholder Value Plan since 2004. Prior to 2006, no payouts had been earned for grants under this plan.

The closing price of our common stock as reported on the New York Stock Exchange increased from $25.40 per share on January 1, 2004 to a 30-day trailing average of $40.02 per share as of December 31, 2006, which resulted in an 88.6% total stockholder return over that period assuming the reinvestment of dividends. Because the total return index of our common stock over the applicable period was 106% of a comparable index of our peers, Named Executive Officers were entitled to earn an aggregate of $350,835 in payouts for awards granted in 2004 under the 1999 Shareholder Value Plan (including the value of the discount attributable to the issuance of common stock to Messrs. Pridgen and Stevens, who elected at the beginning of the three-year period to receive shares of common stock at a 10% discount in lieu of a cash payout, if any, with respect to grants in 2004 under the 1999 Shareholder Value Plan). In recognition of the significant absolute total stockholder return over the three-year period, the compensation and governance committee increased the payout ratio from 106% to 130%, which resulted in our Named Executive Officers earning an additional $323,889 in the aggregate, including the value of the discount attributable to the issuance of common stock to Messrs. Pridgen and Stevens.

Equity Incentive Compensation—Overview.    Our officers, including our Named Executive Officers, are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with the interests of our stockholders. The equity incentive awards provide the executive officers with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and assessed contribution. We have adopted stock ownership guidelines for our Named Executive Officers. For additional information, see “Corporate Governance – Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Our compensation and governance committee authorizes a mix of stock options and restricted stock awards to our Named Executive Officers valued at amounts ranging in the aggregate from 100% to 295% of their annual base salary depending upon level of responsibility within our company. For the grant date fair value of such awards in 2006 calculated in accordance with FAS 123(R), see the “Grant Date Fair Value of Stock and Option Awards” column in the table under “—Grants of Plan-Based Awards in 2006.” The compensation and governance committee retains the ability to alter the equity incentive percentage or the mix of equity incentive awards from year to year. Equity incentive awards in 2006 were allocated as follows:

Type of Grant	Percentage of Total
Stock Options	20%
Time-Based Restricted Stock	40%
Performance-Based Restricted Stock	20%
Total Return-Based Restricted Stock	20%

Dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of common stock, and such dividends are non-forfeitable.

Equity Incentive Compensation—Stock Options.    The compensation and governance committee believes that stock option awards are an important and useful component of our equity incentive compensation program. Like restricted stock, stock options offer the potential to realize additional compensation in the future upon increases in the price of our common stock. Stock options differ from restricted stock in several key areas. First, the receipt of stock options is generally not taxable to holders until exercise, at which time there is typically cash available to the holder as a result of the sale of shares acquired upon exercise to pay the tax. Second, unless we elect, in our sole discretion, to net share settle an option upon exercise by issuing an amount of shares equal to the in-the-money value of the option, stock option exercises have a positive impact on our cash flows from financing activities. Third, holders of stock options, unlike restricted stock, are not entitled to receive dividends except upon exercise. Stock options issued in 2006 vest ratably on an annual basis over four years and remain outstanding for seven years. The value of such options as of the date of grant was calculated using the Black-Scholes option-pricing model.

Equity Incentive Compensation—Time-Based Restricted Stock.    The compensation and governance committee believes that the issuance of time-based restricted stock is an important retention device and serves to deter our Named Executive Officers from seeking other employment opportunities. Shares of time-based restricted stock represented half of the total number of shares of restricted stock issued to our Named Executive Officers in 2006. Time-based restricted stock issued in 2006 will vest ratably on an annual basis over a four-year term. If a Named Executive Officer leaves our employ at any time before the fourth anniversary of the date of grant, unvested shares generally are forfeited except as otherwise provided under our retirement plan.

In addition to the ordinary grant in 2007 of time-based restricted stock in amounts consistent with past practice, our compensation and governance committee wanted to reward Messrs. Fritsch, Harris and Anderson for individual excellent performance over the past several years. Accordingly, the committee in 2007 authorized an additional grant of time-based restricted stock in 2007 of 100,000 shares for Mr. Fritsch, 31,000 shares for Mr. Harris and 12,500 shares for Mr. Anderson. Such shares issued to Messrs. Harris and Anderson will vest ratably over three years. Such shares issued to Mr. Fritsch will vest ratably over four years. If any such officer leaves our employ at any time during the vesting period, unvested shares will be forfeited regardless of whether such officers is eligible for benefits under our retirement plan.

Equity Incentive Compensation—Total Return-Based Restricted Stock.    The compensation and governance committee believes the issuance of total return-based restricted stock directly aligns the interests of our Named Executive Officers with stockholder interests. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Shares of total return-based restricted stock generally vest only to the extent our total return index over a three-year period is at least 100% of our peer group. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period. The peer companies with the highest and lowest total return are eliminated from the calculation to avoid any one outlier from distorting the overall comparison. In addition, the total return of each company in the peer group is weighted to reflect the relative market capitalization of each company. The 2005 Shareholder Value Plan sets forth more information about the amounts and vesting schedules with respect to shares of total return-based restricted stock issued in 2006.

Our compensation and governance committee selected a three-year cycle to match the grants of total return-based restricted stock in 2006 generally with the three-year goals set during the budgeting process for our Strategic Plan. The three-year performance period begins on January 1 of the year of the grant. The percentage of total return-based restricted stock that vests at December 31, 2008 will be equal to the sum of 50% plus 2.5% for each percentage point that our total return index exceeds 100% of the peer group index. Accordingly, if our total return index is not at least 100% of the peer group index, all of the total return-based restricted stock issued in 2006 will be forfeited on December 31, 2008, except as otherwise described below. If our total return index ranges between 100% and 120% of the peer group index, the percentage of total return-based restricted stock issued in 2006 that vests on December 31, 2008 will range between 50% and 100%. If our total return index ranges between 120% and 160% of the peer group index, we will issue on December 31, 2008 an amount of additional shares up to 100% of the original total return-based restricted stock award. These additional shares, if any, would be fully vested when issued. If a Named Executive Officer leaves our employ at any time before the end of the three-year cycle, all of the total return-based restricted stock issued in 2006 generally will be forfeited except to the extent vested as set forth in the next paragraph.

Notwithstanding the foregoing, even if our total return index over the three-year period is less than 100% of the peer group index, one-sixth of the total return-based restricted stock issued in 2006 will nonetheless vest at the end of each year during the three-year cycle if our total return index exceeds 9% during such applicable year. The purpose of this additional vesting criteria is to reward Named Executive Officers when we deliver in any particular year what the compensation and governance committee believes is an attractive absolute level of return to our stockholders. Assuming the reinvestment of dividends, long-term holders of our common stock realized a 50.6% total stockholder return during 2006. As a result, one-sixth of the total return-based restricted stock issued in 2006 vested as of December 31, 2006.

Equity Incentive Compensation—Performance-Based Restricted Stock.    The compensation and governance committee believes the issuance of performance-based restricted stock is an important motivational tool designed to reward our Named Executive Officers with additional equity incentive compensation to the extent specific performance-based metrics are achieved over a three-year period. The components and weighting of the metrics for the grants of performance-based restricted stock in 2006, which are set by the compensation and governance committee prior to or near the beginning of each year as part of our company’s budgeting process, are intended to closely match certain three-year goals of our Strategic Plan. The company-wide performance criteria for performance-based restricted stock issued during 2006, which are equally weighted, are the following financial and operating measures as of and for the year ended December 31, 2008:

•	overall occupancy;

•	ratio of debt plus preferred stock to adjusted assets;

•	cumulative three-year FFO per diluted share (adjusted to eliminate certain debits and credits in the discretion of the compensation and governance committee); and

•	cash available for distribution payout ratio.

At the beginning of 2006, the compensation and governance committee set the following threshold, target and maximum levels with respect to each of the four factors:

Factor	Threshold (50%)	Target (100%)	Maximum (150%)
Overall Occupancy at December 31, 2008	98.9% of internal strategic goal	100.0 % of internal strategic goal	101.1% of internal strategic goal

Ratio of Debt plus Preferred Stock to Adjusted Assets at December 31, 2008	95.7% of internal strategic goal	100.0% of internal strategic goal	103.2% of internal strategic goal

Cumulative Three-Year FFO Per Share	98.7% of internal strategic goal	100.0% of internal strategic goal	101.3% of internal strategic goal

Cash Available for Distribution Payout Ratio for 2008	92.0% of internal strategic goal	100.0% of internal strategic goal	105.7% of internal strategic goal

It is the expectation of the compensation and governance committee that the estimated probability of achievement of the threshold levels is 80%, estimated probability of achievement of the target levels is 60% and estimated probability of achievement of the maximum levels is 20%. If the threshold level is not satisfied as of December 31, 2008 with respect to a particular factor, the vesting percentage would be zero with respect to that factor. If performance is between the threshold level and the target level, the vesting percentage would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the vesting percentage would range on a sliding scale between 100% and 150% with respect to that factor. The number of shares of performance-based restricted stock that vests at December 31, 2008 will be based on the overall average of these vesting percentages. Unvested shares of performance-based restricted stock would be forfeited at December 31, 2008. We will issue an amount of additional shares up to 50% of the original total performance-based restricted stock award to the extent the overall average of the vesting percentages exceeds 100%. These additional shares, if any, would be fully vested when issued. If a Named Executive Officer leaves our employ at any time before the end of the three-year cycle, all of the performance-based restricted stock issued in 2006 generally will be forfeited.

Named Executive Officers receive quarterly statements throughout the three-year period that specifically illustrate our to-date performance under the varying criteria. We believe this is an important tool in keeping our officers focused on attaining the higher levels of the criteria and delivering tangible and concrete results that create long-term, sustainable stockholder value.

The company-wide performance criteria for performance-based restricted stock issued during 2007, which are equally weighted, are the following financial and operating measures as of and for the year ended December 31, 2009:

•	overall occupancy;

•	cumulative three-year FFO per diluted share (adjusted to eliminate certain debits and credits in the discretion of the compensation and governance committee); and

•	cumulative three-year free cash flow; and

•	average three-year operating expense ratio.

At the beginning of 2007, the compensation and governance committee set the following threshold, target and maximum levels with respect to each of the four factors:

Factor	Threshold (50%)	Target (100%)	Maximum (150%)
Overall Occupancy at December 31, 2009	98.4% of internal strategic goal	100.0% of internal strategic goal	101.1% of internal strategic goal

Cumulative Three-Year FFO Per Share	98.1% of internal strategic goal	100.0% of internal strategic goal	105.1% of internal strategic goal

Cumulative Three-Year Free Cash Flow	77.8% of internal strategic goal	100.0% of internal strategic goal	133.3% of internal strategic goal

Average Three-Year Operating Expense Ratio	95.6% of internal strategic goal	100.0% of internal strategic goal	103.8% of internal strategic goal

Employee Benefits and Perquisites.    Each Named Executive Officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short- and long-term disability insurance, basic life insurance and eligibility for supplemental health and life insurance, flexible health care reimbursement accounts and 401(k) matching. Named Executive Officers participate in the same company-wide health insurance program, except that we pay a Named Executive Officer’s family premium. Additionally, Named Executive Officers are entitled to receive a nominal amount of additional annual perquisites not widely available to all salaried employees, including a car allowance and, subject to limitations, reimbursement for personal financial consulting services and the costs of a physical exam not otherwise covered by our health insurance. We also paid the life insurance premiums for additional coverage on behalf of Messrs. Fritsch and Pridgen during 2006. Named Executive Officers may also elect to defer a portion of their base salary and/or annual bonus, which is then invested in various unrelated mutual funds on behalf of the Named Executive Officers.

Like all employees, each Named Executive Officer is also eligible to contribute up to 25% of his pay for the purchase of common stock under our employee stock purchase plan. Generally, at the end of each three-month offering period, each participant’s account balance is applied to acquire newly issued shares of common stock at a cost that is calculated at 85% of the lower of the average closing price on the NYSE on the five consecutive days preceding the first day of the quarter or the five days preceding the last day of the quarter. The value of the discount from the market price for common stock acquired under the employee stock purchase plan is not deemed to be executive compensation under SEC rules since all of our salaried employees are generally eligible to participate in the plan.

Change in Control Arrangements.    We entered into new change in control agreements effective as of April 13, 2007 with Messrs. Fritsch, Harris, Stevens and Anderson that provide benefits to such officers in the event of certain voluntary or involuntary terminations of employment within a three-year period after a change in control involving our company. A review of our compensation plans for all employees, including our change in control agreements for these executive officers, was part of the initial three-year goals of our Strategic Plan. Our compensation and governance committee believes the benefits payable under these new agreements upon a termination of employment during the three-year period following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders’ best interest. The form of the previously effective change in control agreements, which had been first prepared and implemented in 1998, had originally applied to persons serving as our principal executive officers at that time. Those agreements were terminated in connection with the execution of the new agreements.

Retirement Plan.    In 2006, the compensation and governance committee approved the adoption of a retirement plan applicable to all employees, including Named Executive Officers, who, at the time of retirement, have (1) at least 30 years of continuous qualified service or (2) are at least 55 years old and have at least 10 years of continuous qualified service. Subject to advance retirement notice and execution of a non-compete agreement with us, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement. Stock options and time-based restricted stock granted to such eligible retiree during his or her employment would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to receive a pro rata amount of any performance-based and total return-based restricted stock originally granted to such eligible retiree during his or her employment that subsequently vests after the retirement date according to the terms of their original grants. The benefits of this retirement plan apply only to restricted stock and stock option grants beginning in 2006 and are being phased in 25% on March 1, 2006 and 25% on each anniversary thereof. Grants made prior to 2006 are unaffected. Messrs. Anderson and Harris are currently eligible to receive benefits under this plan in the event of retirement.

Incentive Plans Applicable to Regional Managers.    Mr. Anderson is also eligible to participate in certain compensation plans not generally available to corporate officers. In 2006, the compensation and governance committee adopted a development cash incentive plan pursuant to which certain of our regional and divisional managers, such as Mr. Anderson, and other regional and divisional operations personnel can receive a cash payout from a development incentive pool. The purpose of this plan is to motivate such employees to pursue accretive development opportunities that are consistent with our Strategic Plan and that would create long-term value for our stockholders. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project, but can be up to $50,000 per project. Our Executive Vice President and Chief Operating Officer, Mr. Harris, is authorized to determine actual payouts made to individual employees under this plan based on the contribution of employees in securing new, accretive development projects. The plan only applies to new development projects approved by our investment committee on or after January 1, 2006. Since more than 12 months typically elapses between investment committee approval, construction and stabilization, no payouts have yet been earned under the plan.

In July 2006, Mr. Anderson became Executive Vice President of Highwoods Development, LLC, a taxable subsidiary formed to pursue the development of office and industrial properties for existing customers, such as the GSA, in core and non-core markets. Beginning in 2007, Mr. Anderson will be eligible to receive an approximate 30-50% interest in a pool that consists of 10% of the cumulative net after-tax profits of Highwoods Development, LLC. For 2007, Mr. Anderson will earn a cash payment equal to the greater of (1) his interest in the Highwoods Development, LLC pool or (2) the amount he would be deemed to have earned under our annual non-equity incentive program. Beginning in 2008, it is anticipated that Mr. Anderson’s target annual incentive percentage under our annual non-equity incentive program would be reduced from 65% to approximately 20% and he would continue to be eligible for payouts under the Highwoods Development, LLC pool.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers in 2006 (in dollars):

Name and Principal Position	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Nonqualified Deferred Compensation Earnings (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Edward J. Fritsch President and CEO	$428,313	$135,000	$678,333	$216,471	$550	$543,339	$199,576	$2,201,582

Michael E. Harris Executive Vice President and COO	$323,750	$60,600	$394,390	$124,809	$1,184	$330,486	$107,458	$1,342,677

Terry L. Stevens Vice President and CFO	$256,394	—	$310,386	$71,313	$1,053	$209,737	$65,973	$914,856

Mack D. Pridgen, III Vice President, General Counsel and Secretary	$240,537	—	$415,802	$90,281	$5,628	$196,768	$107,458	$1,056,474

Gene H. Anderson Senior Vice President	$238,831	$27,000	$176,317	$54,640	$2,930	$185,628	$53,134	$738,480

(1)	Consists of a portion of the cash payouts earned in 2006 for awards granted in 2004 under the 1999 Shareholder Value Plan. Because the total return index of our common stock over the applicable period was 106% of a comparable index of our peers, for awards granted in 2004 under the 1999 Shareholder Value Plan, Mr. Fritsch was entitled to earn $146,250, Mr. Harris was entitled to earn $65,650 and Mr. Anderson was entitled to earn $29,250. Such amounts are included in the “Non-Equity Incentive Plan Compensation” column. In recognition of the significant absolute total stockholder return over the three-year period, the compensation and governance committee increased the payout ratio from 106% to 130%. As required by SEC rules, such additional earnings for Messrs. Fritsch, Harris and Anderson are reported under the “Bonus” column. Cash payouts earned in 2006 for the 2004 grant under the 1999 Shareholder Value Plan were paid in the following year. In lieu of cash payouts, Messrs. Stevens and Pridgen elected to receive shares of common stock, which are reflected in the “Stock Awards” column. For additional information, see Note 2 and “—Compensation Discussion and Analysis—Earnings for Grants in 2004 under the 1999 Shareholder Value Plan.”

(2)

Consists of compensation expense recognized by us during 2006 in accordance with FAS 123(R) with respect to all outstanding restricted stock, including restricted stock granted prior to 2006. Other than shares of common stock issued to Messrs. Stevens and Pridgen in connection with the 2004 grant under the 1999 Shareholder Value Plan, such stock awards consisted of shares of restricted stock that are subject to varying vesting criteria and include time-based restricted stock, performance-based restricted stock and total return-based restricted stock. For information regarding our assumptions in the valuation of outstanding restricted stock and restricted stock forfeitures during 2006, see Note 6 to the Consolidated Financial Statements in our 2006 Annual Report. For additional information, including the grant date fair value of restricted stock granted in 2006, see “—Grants of Plan-Based Awards.”

For Mr. Stevens, such amount includes 2,327 shares of our common stock earned in 2006 for the 2004 grant under the 1999 Shareholder Value Plan. Such shares were valued at $94,849 in the aggregate as of the date of issuance, which includes the value attributable to Mr. Stevens’ election at the beginning of the three-year period to receive shares of common stock at a 10% discount in lieu of a cash payout. For Mr. Pridgen, such amount includes 2,849 shares of our common stock earned in 2006 for the 2004 grant under the 1999 Shareholder Value Plan. Such shares were valued at $116,125 in the aggregate as of the date of issuance, which includes the value attributable to Mr. Pridgen’s election at the beginning of the three-year period to receive shares of common stock at a 10% discount in lieu of a cash payout. All of the shares of common stock issued to Messrs. Stevens and Pridgen for the 2004 grant under the 1999 Shareholder Value Plan were fully vested upon issuance. For additional information, see “—Compensation Discussion and Analysis—Earnings for Grants in 2004 under the 1999 Shareholder Value Plan.”

(3)	Consists of compensation expense recognized by us during 2006 in accordance with FAS 123(R) with respect to all outstanding stock option awards, including stock option awards granted prior to 2006. Options granted to Named Executive Officers are incentive stock options or nonqualified stock options and vest ratably on an annual basis over a four-year period. Options granted prior to 2005 have a 10-year term and options granted in 2005 and thereafter have a seven-year term. For information regarding our assumptions in the valuation of outstanding stock options and stock option forfeitures during 2006, see Note 6 to the Consolidated Financial Statements in our 2006 Annual Report. For additional information, including the grant date fair value of stock options granted in 2006, see “—Grants of Plan-Based Awards.”

(4)	Prior to 2006, officers could elect to defer base salary and annual non-equity incentive compensation for investment in units of phantom stock. At the end of each calendar quarter, any officer who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. Beginning in 2006, deferrals in the form of units of phantom stock are no longer permitted. Officers who deferred compensation prior to 2006 in this manner, however, continue to be credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to the 15% discount on the assumed issuance of additional phantom stock upon the declaration of a dividend. Such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our common stock. Such fluctuations in implied value are reflected in the “Aggregate Earnings” column in the table under “Nonqualified Deferred Compensation Table.”

(5)	Consists of amounts earned under our annual non-equity incentive program for 2006. Under such program, Mr. Fritsch earned $397,089, Mr. Harris earned $264,836, Mr. Stevens earned $209,737, Mr. Pridgen earned $196,768 and Mr. Anderson earned $156,378. Consists also of amounts Messrs. Fritsch, Harris and Anderson were entitled to earn in 2006 for awards granted in 2004 under the 1999 Shareholder Value Plan. See Note 1. All such cash payouts earned in 2006 were paid in the following year.

(6)	Consists of amounts contributed by us under the Salary Deferral and Profit Sharing Plan and other perquisites. Such amount also includes dividends received in 2006 on outstanding restricted stock, which consisted of $148,904 for Mr. Fritsch, $65,461 for Mr. Harris, $43,801 for Mr. Stevens, $61,411 for Mr. Pridgen and $32,028 for Mr. Anderson. Such dividends are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock, whether or not vested. For Mr. Fritsch, such amount also includes $13,862 for term life insurance premiums and $11,360 for personal and business use of a vehicle. For Mr. Harris, such amount also includes $13,795 for club memberships not used exclusively for business entertainment purposes. For Mr. Pridgen, such amount also includes $18,088 for term life insurance premiums.

Grants of Plan-Based Awards in 2006

The table below sets forth information with respect to plan-based awards granted in 2006 to the Named Executive Officers. The grant date for all equity incentive plan awards was March 1, 2006.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Per Share Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name and Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Fritsch
Annual Non-Equity Incentive Program	$183,706	$367,413	$734,825
Performance-Based Restricted Stock				3,940	7,879	11,819				$257,328
Total Return-Based Restricted Stock				3,940	7,879	15,758				$224,313
Time-Based Restricted Stock							15,759			$514,689
Stock Options								72,865	$32.37	$290,003

Michael E. Harris
Annual Non-Equity Incentive Program	$122,522	$245,044	$490,088
Performance-Based Restricted Stock				1,817	3,634	5,451				$118,686
Total Return-Based Restricted Stock				1,817	3,634	7,268				$103,459
Time-Based Restricted Stock							7,268			$237,373
Stock Options								33,606	$32.37	$133,752

Terry L. Stevens
Annual Non-Equity Incentive Program	$97,031	$194,063	$388,125
Performance-Based Restricted Stock				1,439	2,878	4,317				$93,995
Total Return-Based Restricted Stock				1,439	2,878	5,756				$81,936
Time-Based Restricted Stock							5,756			$187,991
Stock Options								26,614	$32.37	$105,924

Mack D. Pridgen, III
Annual Non-Equity Incentive Program	$91,031	$182,063	$364,125
Performance-Based Restricted Stock				1,350	2,700	4,050				$88,182
Total Return-Based Restricted Stock				1,350	2,700	5,400				$76,868
Time-Based Restricted Stock							5,400			$176,364
Stock Options								24,969	$32.37	$99,377

Gene H. Anderson
Annual Non-Equity Incentive Program	$78,333	$156,666	$313,333
Development Cash Incentive Plan	(4)	(4)	(4)
Performance-Based Restricted Stock				745	1,489	2,234				$48,631
Total Return-Based Restricted Stock				745	1,489	2,978				$42,391
Time-Based Restricted Stock							2,979			$97,294
Stock Options								13,773	$32.37	$54,817

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns in the table reflect the threshold, target and maximum cash amounts that our Named Executive Officers were eligible to earn in 2006 under our annual non-equity incentive program and, with respect to Mr. Anderson, under our development incentive plan. The “Non-Equity Incentive Plan Compensation” column in the table under “—Summary Compensation” includes actual cash amounts earned under these plans by our Named Executive Officers for 2006. For additional information, see “—Compensation Discussion and Analysis—Annual Non-Equity Incentive Program.”

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns in the table reflect the number of shares of performance-based restricted stock and total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted to such Named Executive Officer in 2006. Except for one-sixth of the total return-based restricted stock, which vested because our absolute total shareholder return exceeded 9% in 2006, none of the restricted stock granted in 2006 had vested as of December 31, 2006. For additional information, see “—Compensation Discussion and Analysis – Equity Incentive Compensation.”

(3)	Reflects the fair value of each applicable grant of stock options and restricted stock, in accordance with FAS 123(R). For a description of our accounting policies and information regarding the calculation of the fair value of awards of stock options, total return-based restricted stock and time-based restricted stock, see Note 6 to our Consolidated Financial Statements included in our 2006 Annual Report. For determining the fair value of awards of performance-based restricted stock, we have assumed that target levels of performance will be achieved.

(4)	For a description of the development cash incentive plan, see “Compensation Discussion and Analysis—Incentive Plans Applicable to Regional Managers.”

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward J. Fritsch	102,400		$22.19		3/25/09
Edward J. Fritsch	81,986		$20.69		2/28/10
Edward J. Fritsch	33,330		$11.63	(27)	2/28/10
Edward J. Fritsch	89,316		$24.99		2/28/11
Edward J. Fritsch	84,989		$27.05		2/29/12
Edward J. Fritsch (3)	84,148	28,050	$21.01		2/28/13
Edward J. Fritsch (4)	85,887	85,888	$26.15		2/28/14
Edward J. Fritsch (5)	48,889	146,666	$26.27		2/29/12
Edward J. Fritsch (6)		72,865	$32.37		2/28/13
Edward J. Fritsch (7)						58,434	$2,381,770	33,203	$1,353,354

Michael E. Harris	35,155		$22.19		3/25/09
Michael E. Harris	19,589		$20.69		2/28/10
Michael E. Harris	10,103		$11.63	(27)	2/28/10
Michael E. Harris	34,094		$24.99		2/28/11
Michael E. Harris	32,444		$27.05		2/29/12
Michael E. Harris (8)	32,127	10,710	$21.01		2/28/13
Michael E. Harris (9)	38,684	38,685	$26.15		2/28/14
Michael E. Harris (10)	22,549	67,644	$26.27		2/29/12
Michael E. Harris (11)		33,606	$32.37		2/28/13
Michael E. Harris (12)						25,259	$1,029,557	15,314	$624,199

Terry L. Stevens (13)	12,698	25,698	$26.15		2/28/14
Terry L. Stevens (14)	358	53,571	$26.27		2/29/12
Terry L. Stevens (15)		26,614	$32.37		2/28/13
Terry L. Stevens (16)						16,035	$653,587	12,128	$494,337

Mack D. Pridgen, III	70,851		$22.19		3/25/09
Mack D. Pridgen, III	46,457		$20.69		2/28/10
Mack D. Pridgen, III	33,330		$11.63	(27)	2/28/10
Mack D. Pridgen, III	61,801		$24.99		2/28/11
Mack D. Pridgen, III (17)		19,414	$21.01		2/28/13
Mack D. Pridgen, III (18)		31,195	$26.15		2/28/14
Mack D. Pridgen, III (19)		50,257	$26.27		2/29/12
Mack D. Pridgen, III (20)		24,969	$32.37		2/28/13
Mack D. Pridgen, III (21)						25,253	$1,029,312	11,378	$463,767

Gene H. Anderson	7,459		$22.19		3/25/09
Gene H. Anderson	19,589		$20.69		2/28/10
Gene H. Anderson	205		$11.63	(27)	2/28/10
Gene H. Anderson	34,094		$24.99		2/28/11
Gene H. Anderson	32,444		$27.05		2/29/12
Gene H. Anderson (22)	32,127	10,710	$21.01		2/28/13
Gene H. Anderson (23)	17,208	17,209	$26.15		2/28/14
Gene H. Anderson (24)	9,241	27,723	$26.27		2/29/12
Gene H. Anderson (25)		13,773	$32.37		2/28/13
Gene H. Anderson (26)						12,844	$523,521	6,276	$255,810

(1)	Consists of time-based restricted stock.

(2)	Consists of performance-based restricted stock and total return-based restricted stock.

(3)	With respect to unexercisable stock options, all are scheduled to become exercisable on March 1, 2007.

(4)	With respect to unexercisable stock options, 42,944 are scheduled to become exercisable on March 1, 2007 and 42,944 are scheduled to become exercisable on March 1, 2008.

(5)	With respect to unexercisable stock options, 48,889 are scheduled to become exercisable on March 1, 2007, 48,889 are scheduled to become exercisable on March 1, 2008 and 48,888 are scheduled to become exercisable on March 1, 2009.

(6)	With respect to unexercisable stock options, 18,217 are scheduled to become exercisable on March 1, 2007, 18,216 are scheduled to become exercisable on March 1, 2008, 18,216 are scheduled to become exercisable on March 1, 2009 and 18,216 are scheduled to become exercisable on March 1, 2010.

(7)	With respect to shares of time-based restricted stock, 16,778 shares are scheduled to vest on March 1, 2007, 784 shares are scheduled to vest on April 16, 2007, 14,240 shares are scheduled to vest on March 1, 2008, 17,219 shares are scheduled to vest on March, 1, 2009, 785 shares are scheduled to vest on April 16, 2009 and 8,628 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 18,758 shares are scheduled to vest on December 31, 2007 and 14,445 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.

(8)	With respect to unexercisable stock options, all are scheduled to become exercisable on March 1, 2007.

(9)	With respect to unexercisable stock options, 19,342 are scheduled to become exercisable on March 1, 2007 and 19,343 are scheduled to become exercisable on March 1, 2008.

(10)	With respect to unexercisable stock options, 22,548 are scheduled to become exercisable on March 1, 2007, 22,548 are scheduled to become exercisable on March 1, 2008 and 22,548 are scheduled to become exercisable on March 1, 2009.

(11)	With respect to unexercisable stock options, 8,402 are scheduled to become exercisable on March 1, 2007, 8,402 are scheduled to become exercisable on March 1, 2008, 8,401 are scheduled to become exercisable on March 1, 2009 and 8,401 are scheduled to become exercisable on March 1, 2010.

(12)	With respect to shares of time-based restricted stock, 7,308 shares are scheduled to vest on March 1, 2007, 6,122 shares are scheduled to vest on March 1, 2008, 7,849 shares are scheduled to vest on March, 1, 2009 and 3,980 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 8,652 shares are scheduled to vest on December 31, 2007 and 6,662 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.

(13)	With respect to unexercisable stock options, 12,849 are scheduled to become exercisable on March 1, 2007 and 12,849 are scheduled to become exercisable on March 1, 2008.

(14)	With respect to unexercisable stock options, 17,857 are scheduled to become exercisable on March 1, 2007, 17,857 are scheduled to become exercisable on March 1, 2008 and 17,857 are scheduled to become exercisable on March 1, 2009.

(15)	With respect to unexercisable stock options, 6,654 are scheduled to become exercisable on March 1, 2007, 6,654 are scheduled to become exercisable on March 1, 2008, 6,653 are scheduled to become exercisable on March 1, 2009 and 6,653 are scheduled to become exercisable on March 1, 2010.

(16)

With respect to shares of time-based restricted stock, 4,009 shares are scheduled to vest on March 1, 2007, 3,152 shares are scheduled to vest on March 1, 2008, 5,722 shares are scheduled to vest on March, 1, 2009 and 3,152 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 6,852 shares are scheduled to vest on

December 31, 2007 and 5,276 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.

(17)	With respect to unexercisable stock options, all are scheduled to become exercisable on March 1, 2007.

(18)	With respect to unexercisable stock options, 15,598 are scheduled to become exercisable on March 1, 2007 and 15,597 are scheduled to become exercisable on March 1, 2008.

(19)	With respect to unexercisable stock options, 16,752 are scheduled to become exercisable on March 1, 2007, 16,752 are scheduled to become exercisable on March 1, 2008 and 16,753 are scheduled to become exercisable on March 1, 2009.

(20)	With respect to unexercisable stock options, 6,243 are scheduled to become exercisable on March 1, 2007, 6,242 are scheduled to become exercisable on March 1, 2008, 6,242 are scheduled to become exercisable on March 1, 2009 and 6,242 are scheduled to become exercisable on March 1, 2010.

(21)	With respect to shares of time-based restricted stock, 7,410 shares are scheduled to vest on March 1, 2007, 984 shares are scheduled to vest on April 16, 2007, 6,840 shares are scheduled to vest on March 1, 2008, 6,077 shares are scheduled to vest on March, 1, 2009, 985 shares are scheduled to vest on April 16, 2009 and 2,957 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 6,428 shares are scheduled to vest on December 31, 2007 and 4,950 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.

(22)	With respect to unexercisable stock options, all are scheduled to become exercisable on March 1, 2007.

(23)	With respect to unexercisable stock options, 8,604 are scheduled to become exercisable on March 1, 2007 and 8,605 are scheduled to become exercisable on March 1, 2008.

(24)	With respect to unexercisable stock options, 9,241 are scheduled to become exercisable on March 1, 2007, 9,241 are scheduled to become exercisable on March 1, 2008 and 9,241 are scheduled to become exercisable on March 1, 2009.

(25)	With respect to unexercisable stock options, 3,444 are scheduled to become exercisable on March 1, 2007, 3,443 are scheduled to become exercisable on March 1, 2008, 3,443 are scheduled to become exercisable on March 1, 2009 and 3,443 are scheduled to become exercisable on March 1, 2010.

(26)	With respect to shares of time-based restricted stock, 4,088 shares are scheduled to vest on March 1, 2007, 3,774 shares are scheduled to vest on March 1, 2008, 3,352 shares are scheduled to vest on March, 1, 2009 and 1,630 shares are scheduled to vest on March, 1, 2010. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 3,546 shares are scheduled to vest on December 31, 2007 and 2,730 shares are scheduled to vest on December 31, 2008 if and to the extent the vesting criteria is satisfied.

(27)	The per share exercise price of such stock options on the date of grant was $20.69. In 1997, we adopted the 1997 Performance Award Plan under which nonqualified stock options granted to certain executive officers were accompanied by a dividend equivalent right (“DER”). No other options granted since 1997 have been accompanied by a DER. The plan provided that if the total return on a share of common stock exceeded certain thresholds during the five-year vesting period ending in 2002, the exercise price of such options with a DER would be reduced under a formula based on dividends and other distributions made with respect to such a share during the period beginning on the date of grant and ending upon exercise of such stock option. At the end of the five-year vesting period, the total return performance resulted in a reduction in the option exercise price of $6.098 per share. The exercise price per option share was further reduced by $2.96 as of December 31, 2004 as a result of the dividend payments on common stock from January 1, 2003 through December 31, 2004. In December 2004, we entered into an agreement with the participants to cease the additional reduction in the option exercise price, which fixed the exercise price per share reduction at $9.06.

Option Exercises and Stock Vested in 2006

The following table sets forth information with respect to the exercise of stock options and vesting of restricted stock by the Named Executive Officers during 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting
Edward J. Fritsch	10,000	$120,000	11,389	$382,600
Michael E. Harris	42,609	$403,038	4,452	$150,311
Terry L. Stevens	30,500	$329,435	480	$19,565
Mack D. Pridgen, III	126,772	$1,696,316	7,422	$246,048
Gene H. Anderson	—	—	4,094	$135,719

(1)	All of the stock options exercised by Messrs. Fritsch and Harris during 2006 were scheduled to expire on December 31, 2006.

(2)	None of our Named Executive Officers elected to sell any of the shares of restricted stock upon vesting (other than shares transferred to us in satisfaction of their applicable individual income tax liabilities) in 2006.

Nonqualified Deferred Compensation in 2006

In 2006, each Named Executive Officer could elect to defer a portion of his base salary, bonus and/or amounts paid under our annual non-equity incentive plan, which is then invested in various unrelated mutual funds in separate accounts on behalf of each Named Executive Officer. The investment options under this deferred compensation plan are similar to the investment options generally available to all of our employees under our Salary Deferral and Profit Sharing Plan. Prior to January 1, 2006, executive officers and directors also could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any executive officer and director who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom stock are assumed to be issued in additional units of phantom stock at a 15% discount. If an officer that deferred compensation under this plan leaves our employ voluntarily or for cause within two years after the end of the year in which such officer deferred compensation for units of phantom stock, at a minimum, the 15% discount and any deemed dividends are forfeited.

The following table sets forth information with respect to nonqualified deferred compensation of the Named Executive Officers during 2006:

Name	Aggregate Balance at December 31, 2005	Executive Contributions (1)	Company Contributions	Aggregate Earnings (2)	Aggregate Withdrawals / Contributions	Aggregate Balance at December 31, 2006
Edward J. Fritsch	$495,587	$300,000	$3,928	$116,714	—	$916,230
Michael E. Harris	$128,898	$19,874	—	$68,944	—	$217,715
Terry L. Stevens	$114,617	$87,224	—	$65,240	—	$267,081
Mack D. Pridgen, III	$1,226,413	$61,634	—	$103,389	$266,511	$1,657,947
Gene H. Anderson	$319,037	—	—	$166,370	—	$485,408

(1)	With respect to Messrs. Fritsch, Harris and Pridgen, such amounts consist of base salary earned in 2006 that is also reported in the “Salary” column under “—Summary Compensation Table.” With respect to Mr. Stevens, such amounts consist of annual non-equity incentive compensation earned in 2005 but paid in 2006.

(2)	Consists of changes in the value of deferrals invested in unrelated mutual funds and units of phantom stock and includes the value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend. The value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend is also reflected in the “Nonqualified Deferred Compensation Earnings” column under “—Summary Compensation Table.”

Post-Employment Compensation

Post-Employment Benefits for Mr. Harris. Our employment contract with Mr. Harris includes provisions restricting him from competing with us during employment and, except in certain circumstances, for a one-year period after termination of employment. His employment contract provides for, among other things, severance payments in the event of termination by us without cause or termination by Mr. Harris for good reason equal to his base salary then in effect for the greater of one year from the date of termination or the remaining term of the contract.

The following scenarios assume the employment of Mr. Harris had been terminated as of December 31, 2006. In the event of his death, in addition to the benefits payable under his term life insurance policy, the estate of Mr. Harris would have been entitled to receive a cash payment of $418,315, all of his unvested time-based restricted stock would have vested immediately, a pro rata portion of his total return-based restricted stock and performance-based restricted stock as of the date of his death would have been non-forfeitable and continue to vest according to the terms of their original grants and his stock options exercisable as of December 31, 2006 would have continued to be exercisable for a six-month period thereafter. In the event of his disability, Mr. Harris would have been entitled to receive a cash payment of $163,375, all of his unvested restricted stock would have been non-forfeitable and would have continued to vest according to the terms of their original grants and stock options exercisable as of December 31, 2006 would have continued to be exercisable for a six-month period thereafter. In the event of termination by us without cause or by him with good reason, Mr. Harris would have been entitled to receive a cash payment of $591,586, continuing benefits valued at $11,162 and all of his unvested restricted stock and outstanding stock options, whether or not then exercisable, would have been non-forfeitable and would have vested automatically. In the event of termination by Mr. Harris without good reason, Mr. Harris would have been entitled to receive a cash payment of $27,229, continuing benefits valued at $930 and his stock options exercisable as of December 31, 2006 would have continued to be exercisable for a three-month period thereafter. For information regarding his outstanding restricted stock and stock options as of December 31, 2006, see “—Outstanding Equity Awards at 2006 Fiscal Year-End.”

Post-Employment Benefits for Messrs. Fritsch, Stevens and Anderson. Under the terms of the applicable equity awards, in the event the employment of any of Messrs. Fritsch, Stevens or Anderson had been terminated as of December 31, 2006 due to his death, in addition to the benefits payable under his term life insurance policy, all of his unvested time-based restricted stock would have vested immediately, all of his total return-based restricted stock and performance-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and his stock options exercisable as of

December 31, 2006 would have continued to be exercisable for a six-month period thereafter. In the event the employment of any of Messrs. Fritsch, Stevens or Anderson had been terminated as of December 31, 2006 due to his disability, all of his unvested restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and stock options exercisable as of December 31, 2006 would have continued to be exercisable for a six-month period thereafter. Mr. Pridgen, whose last day of employment with us was March 16, 2007, would have been entitled to the same benefits had his employment been terminated for any of these reasons at December 31, 2006. For information regarding outstanding restricted stock and stock options as of December 31, 2006, see “—Outstanding Equity Awards at 2006 Fiscal Year-End.”

Benefits Upon a Change in Control. We entered into new change in control agreements effective as of April 13, 2007 with each of Messrs. Fritsch, Harris, Stevens and Anderson that provide benefits to such officers in the event of certain voluntary or involuntary terminations of employment within a three-year period after a change in control involving our company. A review of our compensation plans for all employees, including our change in control agreements for these executive officers, was part of the initial three-year goals of our Strategic Plan. Our compensation and governance committee believes the benefits payable under these new agreements upon a termination of employment during the three-year period following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders’ best interest.

The new agreements generally provide that, if within 36 months from the date of a change in control (as defined below), the employment of the executive officer is terminated without cause, including a voluntary termination because such executive officer’s responsibilities are changed, salary is reduced or responsibilities are diminished or because of a voluntary termination for any reason in months 13, 14 or 15 following the change in control, such executive officer will be entitled to receive 2.99 times a base amount. An executive’s base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year. Each executive officer would also be entitled upon any such termination to receive an additional stay bonus otherwise payable on the first anniversary of the change in control in an amount equal the base amount referred to in the preceding sentence. Additionally, our equity incentive plans provide for the immediate vesting of all options, restricted stock and benefits upon a change in control. In the event of a change in control, Messrs. Fritsch, Harris, Stevens and Anderson are each also entitled to receive a gross-up payment to pay for any applicable excise taxes on excess parachute payments, whether or not their employment is terminated.

The current expiration date of the new change in control agreements is April 13, 2010, but will be automatically extended for one additional year on each anniversary date unless we give notice at least 60 days prior to such anniversary date that the term will not be extended.

For purposes of these agreements, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of our then-outstanding common stock;

•

the individuals who currently constitute the Board of Directors (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors;

•	approval by our stockholders of a reorganization, merger or consolidation in which we are not the surviving entity; or

•	approval by our stockholders of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

The table set forth below describes the benefits Messrs. Fritsch, Harris, Stevens and Anderson would have each received under our new change in control agreements assuming the employment of such officers had been terminated in connection with a change in control that occurred as of December 31, 2006. For purposes of this table, we assume that the per share price of our common stock was $40.76, which was the closing price on the New York Stock Exchange on December 29, 2006, the last business day of 2006. The value of stock options and restricted stock that vested prior to the change in control and other benefits that are payable in accordance with their terms, regardless of the occurrence of a change in control, such as benefits under our deferred compensation plan and retirement plan, are not deemed under SEC rules to be payments upon a termination following a change in control.

Name	Cash Payment (1)	Value of Benefits (2)	Value of Vesting of Time-Based Restricted Stock (3)	Value of Vesting of Performance- Based and Total Return-Based Restricted Stock (4)	Value of Vesting of Stock Options (5)	Excise Tax Gross-Up Payments
	(rounded to the nearest thousand)
Edward J. Fritsch	$3,706,000	$310,000	$2,382,000	$1,203,000	$4,545,000	$2,890,000
Michael E. Harris	$2,625,000	$93,000	$1,030,000	$514,000	$2,039,000	$1,624,000
Terry L. Stevens	$2,079,000	$32,000	$654,000	$407,000	$1,375,000	$1,286,000
Gene H. Anderson	$1,742,000	$43,000	$524,000	$211,000	$980,000	$876,000

(1)	Includes amounts earned under our annual non-equity incentive program for 2006 but unpaid as of December 31, 2006. The change in control agreements require the payment to our Named Executive Officers of amounts earned but unpaid as of the date of the change in control. Such amounts, which are deemed to have been earned in 2006, are also reflected under “—Summary Compensation Table.”

(2)	Consists of the present actuarial benefits of continuing health care and other benefits. Upon a termination in connection with a change in control, Messrs. Fritsch, Harris and Anderson would also be entitled to receive continuing health insurance coverage until such officer becomes eligible for standard medical benefits under Medicare.

(3)	Consists of all outstanding shares of time-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2006.

(4)	Consists of all outstanding shares of performance-based and total return-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2006.

(5)	Consists of all outstanding stock options held by such Named Executive Officer that had not vested as of December 31, 2006.

In the event the employment of Messrs. Fritsch, Harris, Stevens and Anderson had not been terminated in connection with a change in control that occurred as of December 31, 2006, all of the outstanding restricted stock and unexercisable stock options (the in-the-money values of which are set forth in the table above) would nonetheless have vested as of such date. Additionally, each such officer would have been eligible to receive a stay bonus on the first anniversary of the change in control in an amount equal to 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year.

Assuming a change in control had occurred as of December 31, 2006, the stay bonus payable on December 31, 2007 would have been $829,000 for Mr. Fritsch, $592,000 for Mr. Harris, $468,000 for Mr. Stevens and $397,000 for Mr. Anderson. Under the terms of the 1999 Shareholder Value Plan, upon a change in control, whether or not their employment is terminated, amounts earned but unpaid as of December 31, 2006 for grants in 2004 under the 1999 Shareholder Value Plan would have become immediately payable. Such amounts, which are deemed to have been earned in 2006 but are not paid until 2007, are also reflected under “—Summary Compensation Table.” Because Messrs. Fritsch, Stevens, Harris and Anderson are also entitled to receive a gross-up payment to pay for any applicable excise taxes on excess parachute payments in the event of a change in control, whether or not their employment is terminated, in the event of continued employment, we estimate that the tax gross-up payment would have been $1,424,000 for Mr. Fritsch, $646,000 for Mr. Harris and $533,000 for Mr. Stevens. In the event of continued employment, we do not believe Mr. Anderson would have been subject to excise tax.

The form of the previously effective change in control agreements, which had been first prepared and implemented in 1998, had originally applied to persons serving as our principal executive officers at that time. Those agreements were terminated in connection with the execution of the new agreements. Generally, the terminated agreements provided for the same benefits as under the new agreements, except that the terminated agreements also provided that Messrs. Fritsch, Harris and Anderson would have been entitled to receive a lump sum cash payment equal to a stated multiple of the value of all of the executive’s unexercised stock options upon a termination of their employment in connection with a change in control. The multiple was three times for Mr. Fritsch, two times for Mr. Harris and one time for Mr. Anderson. Had the employment of each of such officers been terminated in connection with a change in control as December 31, 2006, under the terminated agreements, this additional lump sum cash payment would have been $45.8 million for Mr. Fritsch, $11.8 million for Mr. Harris and $3.5 million for Mr. Anderson. These payments would have also resulted in an additional excise tax gross-up payment of $23.8 million for Mr. Fritsch, $6.1 million for Mr. Harris and $1.8 million for Mr. Anderson. Had Mr. Stevens’ terminated agreement been in place at December 31, 2006 and assuming Mr. Stevens had been terminated in connection with a change in control as of such date, Mr. Stevens’ cash payment would have been $468,000 lower than under his new agreement and his excise tax gross-up payment would have been $240,000 lower than under his new agreement. In the event the employment of Messrs. Fritsch, Harris, Stevens and Anderson had not been terminated in connection with a change in control that occurred as of December 31, 2006, each such officer would have received the same benefits described above upon continued employment after a change in control under the old change in control agreements, except that Mr. Stevens would not have been entitled to receive a stay bonus payable on December 31, 2007. As a result, in the event of continued employment, we do not believe that Mr. Stevens would have been subject to excise tax under his old agreement.

Mr. Pridgen, whose last day of employment with us was March 16, 2007, had a change in control agreement that was substantively identical to Mr. Anderson’s terminated agreement. Mr. Pridgen’s rights under this agreement automatically terminated as of his last day of employment. Had Mr. Pridgen’s employment been terminated in connection with a change in control as December 31, 2006, under this terminated agreement, Mr. Pridgen would have been entitled to receive a cash payment of $2.0 million, continuing health care and other benefits valued at $96,000, accelerated vesting of restricted stock valued at $1.4 million, accelerated vesting of unexercisable stock options valued at $1.8 million, an additional lump sum payment of the value of all of his unexercised stock options, or $6.5 million, and an excise tax gross-up payment of $4.7 million. In the event the employment of Mr. Pridgen had not been terminated in connection with a change in control that occurred as of December 31, 2006, all of the outstanding restricted stock and unexercisable stock options (the in-the-money values of which are set forth in the immediately preceding sentence) would nonetheless have vested as of such date. Additionally, Mr. Pridgen would have been eligible to receive a stay bonus on the first anniversary of the change in control in an amount equal to 12 times the highest monthly salary paid to him during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year. Assuming a change in control had occurred as of December 31, 2006, the stay bonus payable to Mr. Pridgen on December 31, 2007 would have been $440,000. Under the terms of the 1999 Shareholder Value Plan, upon a change in control, whether or not his employment was terminated, amounts earned but unpaid as of December 31, 2006 for grants in 2004 under the 1999 Shareholder Value Plan would have become immediately payable. Such amounts, which are deemed to have been earned in 2006 but are not paid until 2007, are also reflected under “—Summary Compensation Table.” Because Mr. Pridgen was also entitled to receive a gross-up payment to pay for any applicable excise taxes on excess parachute payments in the event of a change in control, whether or not his employment had been terminated, in the event of continued employment, we estimate that the tax gross-up payment for Mr. Pridgen would have been $533,000.

Director Compensation in 2006

During 2006, the Chairman of the Board of Directors received a base retainer at an annual rate of $50,000 and other non-employee directors received base retainers at an annual rate of $35,000. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the Board or its committees. Members of the audit, executive and compensation and governance committees received additional retainers at an annual rate of $5,000 for each committee, except that the additional annual retainer rate was $10,000 for the chairman of the compensation and governance committee and $20,000 for the chairman of the audit committee. Non-employee directors on the investment committee received additional retainers at an annual rate of $10,000 plus $500 per day for property visits. The table set forth below provides information concerning the compensation of persons serving as non-employee directors during 2006:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Thomas W. Adler	$50,000	$16,757	—	$2,151	$68,908
Kay N. Callison	$40,000	$16,757	—	$2,151	$58,908
Lawrence S. Kaplan	$55,000	$16,757	$138	$2,151	$74,046
Sherry A. Kellett	$40,000	$5,211	—	$956	$46,167
L. Glenn Orr, Jr.	$50,000	$16,757	—	$2,151	$68,908
O. Temple Sloan, Jr.	$70,000	$36,720	$2,258	$4,539	$113,517
F. William Vandiver, Jr.	$45,000	$16,480	$1,234	$2,151	$64,865

(1)	Consists of compensation expense recognized by us during 2006 in accordance with FAS 123(R) with respect to all outstanding restricted stock, including restricted stock granted prior to 2006. Restricted stock issued in 2006 to directors will vest ratably on an annual basis over a four-year term. Dividends received on restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock, whether or not vested. The following sets forth information about restricted stock granted to our non-employee directors in 2006 and all outstanding equity incentive awards held by such directors at December 31, 2006 (which include stock options issued to such directors in prior years):

Name	Shares of Restricted Stock Granted in 2006 (#)	FAS 123(R) Grant Date Fair Value of Stock Awards Granted in 2006 ($)	Total Shares of Restricted Stock Outstanding at December 31, 2006 (#)	Stock Options Outstanding at December 31, 2006 (#)	Weighted Average Exercise Price Per Stock Option ($)
Thomas W. Adler	750	$22,740	1,687	79,829	$22.98
Kay N. Callison	750	$22,740	1,687	26,000	$22.60
Lawrence S. Kaplan	750	$22,740	1,687	17,228	$21.28
Sherry A. Kellett	750	$22,740	750	10,000	$27.62
L. Glenn Orr, Jr.	750	$22,740	1,687	26,000	$22.60
O. Temple Sloan, Jr.	1,500	$45,480	3,560	218,059	$22.35
F. William Vandiver, Jr.	750	$22,740	1,687	10,000	$25.83

(2)	Prior to 2006, non-employee directors could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any director who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. Directors who deferred compensation prior to 2006 in this manner, however, continue to be credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend, but such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our common stock.

(3)	Consists of dividends received in 2006 on outstanding restricted stock. Such dividends are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock, whether or not vested.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee intends to appoint Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2007. If the appointment of Deloitte & Touche LLP is not ratified, the audit committee anticipates that it will nevertheless engage Deloitte & Touche LLP as our independent registered public accounting firm for 2007, but it will consider whether it should select a different independent registered public accounting firm for 2008.

Representatives of Deloitte & Touche LLP are expected to be present in person or by telephone at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

Change in Certifying Accountant

On February 17, 2006, the audit committee dismissed Ernst & Young LLP as our independent registered public accounting firm. On February 23, 2006, the audit committee engaged Deloitte & Touche LLP as independent registered public accounting firm to audit our consolidated financial statements commencing with the 2005 fiscal year. During our two most recent fiscal years and the subsequent interim period preceding our engagement of Deloitte & Touche LLP, neither we nor anyone on our behalf consulted with Deloitte & Touche LLP regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a) of Regulation S-K.

The reports of Ernst & Young LLP on our consolidated financial statements did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle, except that, as reported in Item 9A of our 2004 Annual Report, Ernst & Young LLP concurred with management’s assessment that our internal control over financial reporting was not effective as of December 31, 2004 due to material weaknesses that existed as of such date in: (1) our accounting processes for capitalizing interest and carrying costs during lease-up and internal leasing, development and construction costs; (2) our fixed asset and lease incentive accounting processes; and (3) our financial statement close process related to our use of and dependence upon manually prepared spreadsheets in accumulating and consolidating restatement adjustments recorded in connection with our historical financial statements. The first two material weaknesses resulted in adjustments that primarily affected interest expense, capitalized interest and other costs, depreciation expense, gains from sales of real estate assets and other income, and which required us to restate our financial statements for the years ended December 31, 2002 and 2003 and the first three quarters of 2004 as more fully described in Notes 19 and 20 to the consolidated financial statements contained in our 2004 Annual Report. Adjustments were also recorded in the fourth quarter of 2004. The first two material weaknesses also affected the accounts of all joint ventures for which we are primarily responsible for the preparation of financial statements, which in turn affected the equity in earnings of unconsolidated affiliates in such consolidated financial statements.

There were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused such firm to make reference thereto in connection with its reports during our two most recent fiscal years and the subsequent interim period preceding our dismissal of Ernst & Young LLP.

Principal Accountant Fees

Aggregate fees recorded in our financial statements for professional services rendered by our independent registered public accounting firms for 2005 and 2006 were as follows:

	2006	2005
Audit Fees	$2,128,836	$2,908,000
Audit-Related Fees (1)	$154,400	$3,000
Tax Fees (2)	$81,071	—

(1)	Audit-related services generally include accounting consultations and fees for access to online research libraries.

(2)	Tax services generally include tax compliance, tax planning and tax advice.

Pre-Approval Policies

The audit committee has adopted a policy requiring the pre-approval of all fees paid to our independent registered public accounting firm. All fees paid to each of our independent registered public accounting firms for services incurred during 2006 were pre-approved in accordance with the committee’s policies. Before independent registered public accounting firms are engaged to render any service for us or any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the audit committee or such services must fall within a category of services that are pre-approved by the audit committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the audit committee chair, with a review by the audit committee at its next scheduled meeting. The audit committee has determined that the rendering of the non-audit services by Deloitte & Touche LLP during or relating to 2006 was compatible with maintaining such firm’s independence.

OTHER MATTERS

Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

To be considered for inclusion in the 2008 proxy material, the compensation and governance committee has determined that proposals of stockholders to be presented at the 2008 annual meeting of stockholders must be received by our secretary prior to December 15, 2007. If a stockholder wishes to present a proposal at the 2008 annual meeting, whether or not the proposal is intended to be included in the 2008 proxy material, our bylaws require that the stockholder give advance written notice to our secretary not less than 60 nor more than 90 days prior to the anniversary of this meeting. If a stockholder is permitted to present a proposal at the 2008 annual meeting but the proposal was not included in the 2008 proxy material, the compensation and governance committee has determined that our proxy holder would have the discretionary authority granted by the proxy card to vote on the proposal if the proposal was received after March 19, 2008.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling and mailing the proxy material will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Automated Data Processing, Inc. and American Stock Transfer to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is expected to be approximately $10,000.

BY ORDER OF THE BOARD OF DIRECTORS

O. TEMPLE SLOAN, JR.
Chairman of the Board of Directors

April 13, 2007

3100 SMOKETREE COURT - SUITE 600 RALEIGH, NC 27604-1051

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Highwoods Properties, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Highwoods Properties, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HWPR01	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

HIGHWOODS PROPERTIES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS:
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS 01) Edward J. Fritsch
	02) Lawrence S. Kaplan 03) Sherry A. Kellett		☐	☐	☐

						For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM for the fiscal year ending December 31, 2007.					☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN HIS DISCRETION, THE PROXY IS ALSO AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL TWO.

(Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.)

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

PROXY

HIGHWOODS PROPERTIES, INC.

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2007

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the “Company”) to be held on May 18, 2007, and the Proxy Statement in connection therewith; (b) appoints Edward J. Fritsch and Jeffrey D. Miller, and each of them, as Proxy (the “Proxy”) with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated on the reverse, all shares of Common Stock of the Company, held of record by the undersigned on March 9, 2007, at such Annual Meeting and at any adjournment(s) thereof.

Please mark, date and sign this proxy and return promptly in the enclosed envelope so as to ensure a quorum at the meeting. This is important whether few or many shares are owned. Delay in returning your proxy may subject the Company to additional expense.